Exhibit 4.3

AZZ INC.

2018 EMPLOYEE STOCK PURCHASE PLAN

This AZZ Inc. 2018 Employee Stock Purchase Plan (the “Plan”) is hereby adopted on July 10, 2018, by AZZ Inc., a Texas corporation (the “Company”).

1. Purpose. The purpose of the Plan is to provide employees of the Company and certain of its Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an employee stock purchase plan under Code Section 423. The provisions of the Plan shall, accordingly, be construed so as to be in compliance with the requirements of that section of the Code.

2. Definitions.

(a) “Board” shall mean the Board of Directors of the Company.

(b) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(c) “Committee” shall mean the committee with the authority to administer the Plan, as described in Section 12.

(d) “Common Stock” shall mean the common stock, $1.00 par value per share, of the Company.

(e) “Company” shall mean AZZ Inc., a Texas corporation, or any successor which adopts the Plan.

(f) “Compensation” shall mean the amount of a Participant’s wages that are taken into account from time to time under the Company’s 401(k) plan for purposes of calculating employee deferrals, which as of the Effective Date generally (i) includes Box 1 Form W-2 wages, plus employee elective deferrals to the 401(k) plan, Code Section 125 cafeteria plan pre-tax deferrals, and Code Section 132(f)(4) fringe benefit pre-tax deferrals; but (ii) excludes fringe benefits, welfare plans, reimbursements, equity compensation, and other non-cash compensation.

(g) “Employee” shall mean any common law employee of the Employer.

(h) “Employer” shall mean the Company and each U.S. and Canadian Subsidiary, other than a U.S. or Canadian Subsidiary that the Board or the Committee has specifically excluded from classification as an “Employer” under the Plan.

(i) “Enrollment Date” shall mean the first day of each Offering Period.

(j) “NYSE” shall mean the New York Stock Exchange.

(k) “Offering Period” shall mean the period of 24-months during which an option may be granted and exercised under the Plan, as described in Section 4.

(l) “Participant” shall mean an Employee who, with respect to an Offering Period, has been offered the opportunity to purchase Common Stock hereunder and who has elected to participate herein by authorizing payroll deductions.

(m) “Payroll Deduction Amount” shall mean (i) the dollar amount of a Participant’s Compensation, measured as of any date during a Purchase Period, that has been deducted from his or her Compensation payable during such Purchase Period pursuant to his or her election to make payroll deductions under the Plan, less (ii) the dollar amount of such payroll deductions used to purchase Common Stock and/or returned to such Participant.

(n) “Plan” shall mean the AZZ Inc. 2018 Employee Stock Purchase Plan.

(o) “Purchase Date” shall mean the last day of each Purchase Period.

(p) “Purchase Period” shall mean each 6-month period commencing on the Enrollment Date of each Offering Period and the immediately subsequent three 6-month anniversaries of such Enrollment Date; provided, for the first Offering Period under the Plan commencing on September 3, 2018, and ending on December 31, 2018, the single Purchase Period shall be coincidental with the Offering Period.

(q) “Subsidiary” shall mean:

(i)Any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the option, each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain; and

(ii)    Any partnership or limited liability company, which is taxed as a partnership and 100% of the equity of which is owned by the Company or a Subsidiary corporation (as described in clause (i) hereof), such that the partnership or limited liability company is disregarded for federal income tax purposes.

3. Eligibility.

(a) General Rule. Except as provided in subsection (b) hereof, any Employee who shall be employed by an Employer on a given Enrollment Date shall be eligible to participate in the Plan, subject to the requirements of Section 5(a).

(b) Exceptions. No Employee shall be granted an option to purchase Common Stock under the Plan if:

(i) Immediately after the grant, such Employee would own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary. In determining whether an Employee owns 5% of such shares, (A) the attribution of ownership rules of Code Section 424(d) will apply, and (B) an Employee will be deemed to own the shares of stock underlying any outstanding option which he has been granted (whether under the Plan or any other plan or arrangement); or

(ii) An Employee who is included in a unit of Employees covered under an agreement that the Secretary of Labor finds to be a collective bargaining agreement between an Employer and employee representatives, but only to the extent such collective bargaining agreement provides that Employees in such unit will not be eligible for the Plan.

4. Offering Periods. The Plan will be implemented by a series of Offering Periods, as follows:

(a)	First Offering Period. The first Offering Period under the Plan will commence on September 3, 2018, and will end on December 31, 2018.

(b)    Second and Subsequent Offering Periods.
(i)    The second Offering Period under the Plan will commence on January 1, 2019, and subsequent Offering Periods will commence on each succeeding July 1 and January 1 (e.g., July 1, 2019, January 1, 2020, July 1, 2020, etc.).
(ii)    Each of such Offering Periods will have a duration of 24 months.

(ii)Notwithstanding the foregoing, the Board or the Committee may determine that Offering Periods will have different start dates and/or durations; provided, no such Offering Period may be effective for a period of more than 24 months.
(iii) If the Board or Committee wishes to shorten the duration of an Offering Period that has already commenced, it may do so but must provide notice to Participants of such change no later than 30 days after the Board or Committee action.
5. Election to Participate in an Offering Period.

(a) Commencing Participation in an Offering Period. An eligible Employee may become a Participant in the Plan by electing to authorize payroll deductions (which may be in such form (e.g., paper or electronic) and within such open enrollment period, as determined by the Committee), and submitting such election to the Company's Human Resources Department (or its delegate).

(b) Term of Payroll Deductions During an Offering Period. Payroll deductions for a Participant for an Offering Period shall commence with the first payroll paid on or immediately after the Enrollment Date (i.e., for Offering Periods commencing after 2018, the first payroll paid on or immediately after January 1 or July 1, as applicable) and shall end on the last pay date in the Offering Period to which such authorization is applicable, unless sooner amended or terminated by the Participant as provided in Sections 6.

(c) Waiver of Payroll Deductions for an Offering Period. An Employee who is otherwise eligible to participate in an Offering Period may waive his or her right to participate for any Offering Period by declining to authorize a payroll deduction. Such waiver may be made (i) by submitting an election with 0% pursuant to the rules set forth in Section 5(a); or (ii) if the Employee has not made a prior, positive payroll deduction election that remains in effect (see Section 6(d)(ii)), by failing to submit an election for such Offering Period. Such a waiver shall result in the Employee's waiver of participation only for the Offering Period to which it relates and shall be irrevocable with respect to such Offering Period. Except as otherwise provided in this Section, an Employee's waiver of participation for a specified Offering Period shall not, in and of itself, adversely impact the right of such Employee to participate in the Plan during any subsequent Offering Periods.

6. Payroll Deductions.

(a) Payroll Deductions Elected at Beginning of Offering Period. By a Participant completing and submitting his or her payroll deduction authorization with a positive election of a payroll deduction percentage (which may not exceed 10%), such Participant shall elect to have payroll deductions made on each pay date during the Offering Period. An eligible Employee may participate in only one Offering Period at a time.
(b) Changes in Payroll Deductions at the Beginning of a Purchase Period. A Participant in an Offering Period may elect to increase (up to 10%) or decrease (to as low as 0%) his or her payroll deductions as of the beginning of any Purchase Period during such Offering Period by submitting to Human Resources (or its delegate) a new payroll deduction election (in such form (e.g., paper or electronic) and within such open enrollment period for the Purchase Period, as determined by the Committee).
(c) Changes in Payroll Deductions During a Purchase Period.
(i) A Participant in an Offering Period may elect to decrease (to as low as 0%), but not increase, his or her payroll deductions during a Purchase Period in such Offering Period by submitting an election in such form (e.g., paper or electronic) as determined by the Committee.
(ii) A Participant may make only one such decrease in his or her payroll deductions during a Purchase Period.

(iii) If a Participant decreases his payroll deduction to 0% during a Purchase Period pursuant to the terms of this subsection (c), his participation in such Purchase Period (but not the Offering Period) will end, and the entire amount of his Payroll Deduction Amount will be paid to him as soon as practicable.

(d) Impact of Payroll Deductions and Changed Payroll Deductions.
(i) All payroll deductions made by a Participant during a Purchase Period shall be aggregated to comprise to his or her Payroll Deduction Amount under the Plan. A Participant may not make any additional payments towards his or her Payroll Deduction Amount.

(ii) Each election of a payroll deduction percentage under this Section 6 will be evergreen; and, as long as the Participant remains an eligible Employee, such election will remain in effect for each Purchase Period during the Offering Period and for each subsequent Offering Period, unless and until the Participant changes such election.

(iii) As long the Participant who changes his or her payroll deduction to 0% at the beginning of a Purchase Period (as provided in subsection (b)) or during a Purchase Period (as provided in subsection (c)) does not also elect to discontinue his participation in such Offering Period pursuant to the terms of subsection (e) hereof, he will remain a Participant in such Offering Period with the right to increase the percentage of his payroll deductions as of the first day of any subsequent Purchase Period that occurs during such Offering Period.

(e) Withdrawal from Offering Period. At any time during an Offering Period, a Participant may withdraw from an Offering Period by electing to discontinue his or her participation in the Plan for such period by providing notice in accordance with procedures established by the Committee. Upon such discontinuance, (i) the percentage of his or her payroll deductions will be decreased to 0% (even if he or she had previously made an election during a Purchase Period to decrease his or her payroll deduction percentage as provided in subsection (c) hereof), and (ii) the entire balance of his or her Payroll Deduction Amount will be refunded to the Participant as soon as practicable.
(f)Cessation of Eligible Employee Status. If at any time during an Offering Period an eligible Employee terminates employment with the Employer for any reason or becomes employed in a category of employees who are ineligible for the Plan (as provided in Section 3(b)), (i) he or she shall cease to be a Participant in the Plan, (ii) the percentage of his or her payroll deductions will be decreased to 0% (even if he or she had previously made an election during a Purchase Period to decrease his or her payroll deduction percentage as provided in subsection (c) hereof), and (iii) the entire balance of his or her Payroll Deduction Amount will be returned to the Participant as soon as practicable.

(g) Recommencing Participation After a Withdrawal or Cessation of Eligible Employee Status. A Participant's withdrawal from, or cessation from, participation in one Offering Period will not have any effect upon his or her eligibility to participate in a different Offering Period or in any similar Plan which may hereafter be adopted by the Company. Although a Participant may withdraw from one Offering Period and join another Offering Period which commences prior to the end of the Offering Period from which he or she withdrew, such a change shall not transfer his or her Payroll Deduction Amount from one Offering Period to another.

7. Grant of Option.

(a) Grant of Option; Maximum Number of Shares. On the Enrollment Date of each Offering Period each Participant participating in such Offering Period shall be granted an option to purchase during such Offering Period a number of whole shares of the Company's Common Stock determined by dividing (A) $75,000 by (B) the fair market value of one share of the Common Stock on the Enrollment Date for the Offering; provided, if necessary, the number of shares subject to such option shall be reduced in such manner determined by the Committee consistent with the terms of Section 11(a), to a number of shares which would not exceed the limitations described in subsection (c) hereof or Section 11(a) hereof. The fair market value of a share of the Company's Common Stock shall be determined as provided in subsection (b) hereof.

(b) Purchase Price; Fair Market Value. The purchase price per share of the shares offered in an Offering Period shall be the lower of: (i) 85% of the fair market value of a share of the Common Stock on the Enrollment Date, or (ii) 85% of the fair market value of a share of the Common Stock on the Purchase Date. The fair market value of the Company's Common Stock on a given date shall be the closing price of such Common Stock as reported by the NYSE, or reported on such other national exchange as it may, from time to time, be reported on, on such date (or if there shall be no trading on such date, then on the first previous date on which there is such trading), unless the Common Stock ceases to be traded on a national exchange. If the Common Stock ceases to be traded on a national exchange, its fair market value shall be determined by the Board or the Committee in its discretion.

(c) Annual Limit. No option to purchase shares of Common Stock under the Plan will be granted to a Participant to the extent his or her rights to purchase Common Stock under the Plan, when combined with all other rights and options granted under all of the Code Section 423 employee stock purchase plans of the Company, its Subsidiaries or any parent corporation (within the meaning of Code Section 424(e)), would accrue at a rate which exceeds $25,000 of the fair market value of the Common Stock (determined at the time the option is granted) for each calendar year in which the option is outstanding at any time, determined in accordance with Code Section 423(b)(8).

(d) Same Rights and Privileges. All Employees granted options hereunder shall have the same rights and privileges, subject to the limitations contained herein.

8. Exercise of Option. The Participant's option for the purchase of shares will be exercised automatically on each Purchase Date of each Offering Period, by purchasing for the Participant, on or as soon as practicable after the Purchase Date, up to the maximum number of full shares of Common Stock subject to such option at the applicable purchase price with his or her Payroll Deduction Amount, unless prior to such Purchase Date the Participant has (i) reduced his payroll deduction percentage to 0% (as provided in Section 6(c)), (ii) withdrawn from the Offering Period during the Purchase Period (as provided in Section 6(e)), or become an ineligible Employee for the Offering Period during the Purchase Period (as provided in Section 6(f)). Notwithstanding the foregoing, the Company shall not be required to issue fractional shares to the Participant pursuant to the Plan. During a Participant's lifetime, a Participant's option to purchase shares hereunder is exercisable only by such Participant.

9. Delivery. As promptly as practicable after each Purchase Date, the Company shall arrange the delivery to each Participant, or to his or her account at a brokerage firm, of a certificate representing the shares purchased upon exercise of his or her option; provided, however, that the Board may permit or require that shares of Common Stock issued pursuant to the Plan be deposited directly with a broker designated by the Board or Committee or to a designated agent of the Company. The Board or Committee may require that shares be retained with such broker or agent for a designated period of time and/or may establish other procedures to permit tracking of disqualifying dispositions of such shares. Notwithstanding anything in the Plan to the contrary, the Company, in its sole discretion, upon a Participant’s purchase of shares of Common Stock through exercise of his or her option, may issue such shares of Common Stock pursuant to the direct registration system, and, in lieu of the issuance of certificated shares, may issue uncertificated shares, to the account of the Participant. Any references to share certificates shall, in such event, be deemed to refer to uncertificated shares. A Participant's unused Payroll Deduction Amount remaining after a Purchase Date shall be refunded to the Participant. In the event that a Participant transfers shares of Common Stock acquired pursuant to the Plan, the Participant shall give such notice and follow such other procedures as the Committee may require.

10. Interest. No interest shall accrue on the payroll deductions of a Participant in the Plan.

11. Common Stock.

(a) Maximum Number of Shares. The maximum number of shares of the Company's Common Stock that shall be made available for sale under the Plan shall be 1,500,000 shares, subject to adjustment upon changes in capitalization of the Company as provided in Section 16. Either authorized and unissued shares or issued shares heretofore or hereafter reacquired by the Company may be made subject to purchase under the Plan, in the sole and absolute discretion of the Board. Further, if for any reason any purchase of Common Stock under the Plan is not consummated, shares subject to such purchase agreement may be available for purchase under the Plan. If, on a given Purchase Date, the number of shares with respect to which options are to be exercised exceeds the number of shares then available under the Plan, the Company shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable. In such event, the Company shall give written notice of such reduction of the number of shares that each Employee shall be allowed to purchase. Notwithstanding anything to the contrary herein, the Company shall not be obligated to issue Common Stock hereunder if, in the opinion of counsel for the Company, such issuance would constitute a violation of Federal or state securities laws or NYSE listing standards.

(b) No Rights Before Exercise. The Participant will have no interest or voting right in shares covered by his or her option until such option has been exercised.

(c) Registration of Shares. Shares to be delivered to a Participant under the Plan will be registered in the name of the Participant or, at the prior written request of the Participant, in the names of the Participant and his or her spouse.

12. Administration.

(a)Administration by Board and Committee. The Plan shall be administered by the Board and the Committee.
(b)Membership of the Committee. The Committee membership initially shall be comprised of the Company’s Chief Executive Officer, Chief Financial Officer, Chief Legal Counsel, and Chief Human Resources Officer, unless and until the Board names additional or other persons to serve as members of the Committee. If the Committee ceases to have any members and the Board does not replace them, the Board will serve as the “Committee”.
(c)Powers and Duties. In addition to the powers set forth in the Plan (including this Section), the Committee shall have all of the powers of the Board with respect to the Plan except for those powers set forth in Sections 16 and 17. A member of the Board or Committee may not vote on any matter affecting solely his or her benefits under the Plan but may vote on matters affecting participants’ rights in general. The Committee shall have the following powers and duties:

(i) To direct the administration of the Plan in accordance with the provisions herein set forth;

(ii) To adopt rules of procedure and regulations necessary for the administration of the Plan, provided the rules are not inconsistent with the terms of the Plan;

(iii) To determine all questions with regard to rights of Employees and Participants under the Plan, including, but not limited to, rights of eligibility of an Employee to participate in the Plan;

(iv) To enforce the terms of the Plan and the rules and regulations it adopts;

(v) To direct the distribution of the shares of Common Stock purchased hereunder;

(vi) To furnish the Employer with information which the Employer may require for tax or other purposes;

(vii) To engage the service of counsel (who may, if appropriate, be counsel for the Employer) and agents whom it may deem advisable to assist it with the performance of its duties;

(viii) To prescribe procedures to be followed by Participants in electing to participate herein;

(ix) To receive from each Employer and from Employees such information as shall be necessary for the proper administration of the Plan;

(x) To interpret and construe the Plan;

(xi) To delegate to others any of the Committee’s authority and/or responsibilities, subject to Committee oversight; and

(xii) To make all other determinations and take all other actions, necessary or advisable in administering the Plan.
13. Designation of Beneficiary.

(a) Designation of Beneficiary. A Participant may submit to the Human Resources Department (or its delegate) a written designation of a beneficiary who is to receive any shares of Common Stock (i) purchased under the Plan and held for the Participant in the event of such Participant's death subsequent to an Purchase Date, and/or (ii) any shares that will be purchased with the Participant’s Payroll Deduction Amount if the Participant died on or after an Purchase Date but prior to the issuance of such shares. In addition, a Participant may file a written designation of a beneficiary who is to receive the Participant's Payroll Deduction Amount under the Plan in the event of such Participant's death prior to the Purchase Date of the option.

(b) Change of Beneficiary; Deemed Beneficiary. Such designation of beneficiary may be changed by the Participant at any time by delivering written notice of such change to the Human Resources Department (or its delegate). In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant's death, the Participant’s beneficiary will be his or her spouse or, if none, his or her estate.

14. Transferability. Options granted under the Plan (i) are not transferable by a Participant other than by will or the laws of descent and distribution; and (ii) during a Participant’s lifetime, must be exercisable only by the Participant. Any such attempt at assignment, transfer, pledge or other disposition, other than as permitted in the Code, shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 6(e).

15. Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

16. Adjustments Upon Changes in Capitalization.

(a)Change in Number of Outstanding Shares. If an option under the Plan is exercised subsequent to any stock dividend, stock split, spinoff, recapitalization, merger, consolidation, exchange of shares or the like, occurring after such option was granted, as a result of which shares of any class shall be issued in respect of the outstanding shares, or shares shall be changed into a different number of the same or another class or classes, the number of shares to which such option shall be applicable and the option price for such shares shall be appropriately adjusted by the Company. Any such adjustment, however, in the Common Stock shall be made without change in the total price applicable to the portion of the Common Stock purchased hereunder which has not been fully paid for, but with a corresponding adjustment, if appropriate, in the price for each share of Common Stock.

(b)Corporate Transaction. In the event of the proposed dissolution or liquidation of the Company, the Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. In the event of a sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Board determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, that all outstanding Participant options will be exercised. If the Board makes an option fully exercisable, in lieu of assumption or substitution in the event of a merger or sale of assets, the Purchase Date will be accelerated, and all Participant options will be exercised, based on the amount credited to each Participant’s Payroll Deduction Amount as of such Purchase Date, as they would have been had the acceleration of the Purchase Date not been accelerated.

(c)Compliance with the Code. Any of the adjustments in shares or options or acceleration of the options shall be made in compliance with Code Sections 423 and 424.

17. Amendment or Termination. The Board may at any time and for any reason terminate or amend the Plan. Except as specifically provided in the Plan, no such termination can affect options previously granted, provided that any Purchase Period may be accelerated, and an Offering Period may be terminated by the Board on any Purchase Date if the Board determines that the termination of the Plan is in the best interest of the Company and its shareholders. Unless specifically prohibited by the Code or the Plan, an amendment may make any change in any option theretofore granted. To the extent necessary to comply with Code Section 423 (or any successor rule or provision or any other applicable law or regulation), the Rules of the NYSE, or any other requirement applicable to the Employer, the Company shall obtain shareholder approval in such manner and to such a degree as required.

18. Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Committee (or its delegate) at the location or by the person, designated by the Company for the receipt thereof.

19. Shareholder Approval. Commencement of the Plan shall be subject to approval by the shareholders of the Company within 12 months before or after the date the Plan is adopted.

20. Conditions Upon Issuance of Shares.

(a)Compliance with Laws. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended; the rules and regulations promulgated thereunder; and the requirements of any stock exchange upon which the shares may then be listed; and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b)Warranties. As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

21. Term of Plan. The Plan shall become effective upon the later to occur of its adoption by the Board or its approval by the shareholders of the Company as described in Section 19. The Plan shall remain in effect until the earliest of the following:

(a)
Exhaustion of Stock. As of the Purchase Date on which Participants purchase a number of shares of Common Stock that substantially exhausts the number of shares available for issuance under the Plan to such an extent that the Committee determines that no subsequent offerings are practicable;

(b)	End of Term of the Plan. As of the last day of the last Offering Period that commences on or before the last day of the 10-year period commencing on the date the Plan is effective; and

(c)	Action by the Board. At any time upon action of the Board as provided in Section 17.

22. No Rights Implied. Nothing contained in the Plan or any modification or amendment to the Plan or in the withholding of any Participant's Payroll Deduction Amount, or the execution of any participation election form, or the issuance of any shares of Common Stock, shall give any Employee or Participant any right to continue employment, any legal or equitable right against the Employer or Company or any officer, director, or Employee of the Employer or Company, except as expressly provided by the Plan.

23. Severability. In the event any provision of the Plan shall be held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan, but shall be fully severable; and the Plan shall be construed and enforced as if the illegal or invalid provision had never been included herein.

24. Notice. Any notice required to be given herein by the Employer, the Company, the Board or the Committee shall be deemed delivered, when (a) personally delivered, (b) placed in the United States mail, in an envelope addressed to the last known address of the person to whom the notice is given, or (c) sent via e-mail or other electronic format.

25. Waiver of Notice. Any person entitled to notice under the Plan may waive the notice.

26. Successors and Assigns. The Plan shall be binding upon all persons entitled to purchase Common Stock under the Plan, their respective heirs, legatees, and legal representatives upon the Employer, its successors and assigns.

27. Headings. The titles and headings are included for convenience of reference only and are not to be considered in construction of the provisions hereof.

28. Law. All questions arising with respect to the provisions of the Plan shall be determined by application of the laws of the State of Texas except to the extent Texas law is preempted by Federal statute. The obligation of the Company to sell and deliver Common Stock under the Plan is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale or delivery of such Common Stock.

29. No Liability for Good Faith Determinations; Indemnification. Neither the members of the Board nor any member of the Committee (nor their delegates) shall be liable for any act, omission, or determination taken or made in good faith with respect to the Plan or any right to purchase shares of Common Stock granted under it, and members of the Board and the Committee (and their delegates) shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage, or expense (including attorneys' fees, the costs of settling any suit, provided such settlement is approved by independent legal counsel selected by the Company, and amounts paid in satisfaction of a judgment, except a judgment based on a finding of bad faith) arising therefrom to the full extent permitted by law and under any directors and officers liability or similar insurance coverage that may from time to time be in effect.

30. Foreign Employees. The Committee may provide for such special terms for Participants who are foreign nationals, or who are employed by the Company or a Subsidiary outside of the United States, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements, or alternative versions of, the Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of the Plan as in effect for any other purpose; provided, however, that no such supplements, amendments, restatements or alternative versions shall include any provisions that are inconsistent with terms of the Plan as then in effect, unless the Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of the Company.

[SIGNATURE PAGE ON NEXT PAGE]

IN WITNESS WHEREOF, this Employee Stock Purchase Plan has been executed on this 10th day of July, 2018.

AZZ INC.

By: /s/ Thomas E. Ferguson
Thomas E. Ferguson, President and Chief Executive Officer